SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 3, 2003

Delco Remy International, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	1-13683	35-1909253
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2902 Enterprise Drive Anderson, Indiana	46013
(Address of principal executive offices)	(Zip Code)

(765) 778-6499

(Registrant’s Telephone Number, Including Area Code)

Not applicable

(Former name or former address, if changed since last report)

Item 5.	Other Events

On October 3, 2003, Delco Remy International, Inc. and certain of its subsidiaries entered into the Amended and Restated Loan and Security Agreement (the “Amended and Restated Loan Agreement”) with Congress Financial Corporation (Central) (“Congress”), as Administrative Agent and US Collateral Agent, Wachovia Bank, National Association (“Wachovia”), as Documentation Agent and the other financial institutions named in the Amended and Restated Loan Agreement. The Amended and Restated Loan Agreement provides for a new $60 million term loan facility, at Wachovia Bank’s Prime rate plus 4.5%, subject to an 8.5% floor. The Amended and Restated Loan Agreement also provides for a $190 million secured, asset-based, revolving credit facility, at the same interest rate as under the existing secured revolving credit facility, with a syndicate of lenders, led by Wachovia and Congress. This facility replaces the Company’s existing secured revolving credit facility. The Amended and Restated Loan Agreement is expected to provide the Company with enhanced liquidity and greater flexibility. Proceeds from the term loan were used to reduce outstanding debt under the Company’s existing asset-based revolving credit facility, thereby increasing the Company’s total borrowing capacity under its senior credit facility by approximately $60 million. The Amended and Restated Loan Agreement is filed as an exhibit to this report and is incorporated herein by reference.

Item 7.	Financial Statements and Exhibits

(c) Exhibits.

99.1	Amended and Restated Loan and Security Agreement by and among Delco Remy International, Inc. and certain Subsidiaries of Delco Remy International, Inc. named therein as Borrowers, Congress Financial Corporation (Central), as Administrative Agent and US Collateral Agent, Wachovia Bank, National Association, as Documentation Agent, and the Financial Institutions named therein dated October 3, 2003

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DELCO REMY INTERNATIONAL, INC.

Date:	October 8, 2003	By:	/s/ RAJESH K. SHAH

		Name:	Rajesh K. Shah
		Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Number	Exhibit

99.1	Amended and Restated Loan and Security Agreement by and among Delco Remy International, Inc. and certain Subsidiaries of Delco Remy International, Inc. named therein as Borrowers, Congress Financial Corporation (Central), as Administrative Agent and US Collateral Agent, Wachovia Bank, National Association, as Documentation Agent, and the Financial Institutions named therein dated October 3, 2003